PRICING SUPPLEMENT                                         File No. 333-109802
-------------------                                             Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated November 26, 2003)
Pricing Supplement Number: 2359



                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue


                                         Floating Rate Notes

Principal Amount:              $650,000,000                            Original Issue Date:                      February 17, 2004

CUSIP Number:                  59018YSW2                               Stated Maturity Date:                     February 17, 2005

Issue Price:                   100%

Interest Calculation:                                                  Day Count Convention:
---------------------                                                  ---------------------
| x |  Regular Floating Rate Note                                      | x |  Actual/360
|   |  Inverse Floating Rate Note                                      |   |  30/360
         (Fixed Interest Rate):                                        |   |  Actual/Actual


Interest Rate Basis:
--------------------
| x |  LIBOR                                                           |   |  Commercial Paper Rate
|   |  CMT Rate                                                        |   |  Eleventh District Cost of Funds Rate
|   |  Prime Rate                                                      |   |  CD Rate
|   |  Federal Funds Rate                                              |   |  Other (see attached)
|   |  Treasury Rate
 Designated CMT Page:                                                  Designated LIBOR Page:
               CMT Moneyline Telerate Page:                               LIBOR MonelineTelerate Page:           3750
                                                                                   LIBOR Reuters Page:


Index Maturity:                Three Months                            Minimum Interest Rate:                    Not Applicable


Spread:                        -0.0600%                                Maximum Interest Rate:                    Not Applicable

Initial Interest Rate:         Calculated as if the Original Issue     Spread Multiplier:                        Not Applicable
                               Date was an Interest Reset Date



Interest Reset Dates:          Quarterly, on the 17th of May, August, November
                               and February, commencing on May 17, 2004 subject to modified following Business Day convention.

Interest Payment Dates:        Quarterly, on the 17th of May, August, November
                               and February, commencing on May 17, 2004 subject to modified following Business Day convention.

Repayment at the
Option of the Holder:          The Notes cannot be repaid prior to the Stated
                               Maturity Date.

Redemption at the
Option of the Company:         The Notes cannot be redeemed prior to the
                               Stated Maturity Date.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:                       JPMorgan Chase Bank

Underwriters:                  Merrill Lynch, Pierce, Fenner & Smith
                               Incorporated ("MLPF&S"), Credit Lyonnais
                               Securities (USA) Inc. and ABN AMRO Incorporated
                               (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                               Pursuant to an agreement, dated February 11, 2004 (the "Agreement"), between Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:


                               Underwriters                               Principal Amount of the Notes
                               ------------                               -----------------------------

                               Merrill Lynch, Pierce, Fenner & Smith           $637,000,000
                                           Incorporated
                               Credit Lyonnais Securities (USA) Inc.             $6,500,000
                               ABN AMRO Incorporated                             $6,500,000
                                                                               ------------
                                                                  Total        $650,000,000


                               Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                               The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                               The Company has agreed to indemnify the
                               Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:         0.0750%

Dated:                         February 11, 2004